Exhibit 10.7

CATTLE PURCHASE AND SALE AGREEMENT

THIS CATTLE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 1st day of December, 1997, by and between FARMLAND NATIONAL BEEF PACKING COMPANY, L.P., a Delaware limited partnership (“National Beef”), and U.S. PREMIUM BEEF, LTD., a Kansas cooperative corporation (“USPB”).

Recitals

A.    USPB is engaged (directly or through its members) in the production and marketing of cattle; and

B.    National Beef is engaged in the business of purchasing and processing cattle and marketing beef and related products (the “National Beef Business”); and

C.    National Beef desires to purchase cattle from USPB, and USPB desires to sell and deliver cattle to National Beef, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Purchase/Sale of Cattle.

(a)    Purchase From USPB. Upon and subject to all terms and conditions set forth in this Agreement, National Beef shall during the term of this Agreement purchase from USPB and USPB shall sell and deliver to National Beef, on an annual basis, 2,400,000 head of cattle multiplied by a percentage equal to USPB’s Percentage Interest in National Beef (the “USPB Cattle Amount”). For purposes hereof, any reference to the Percentage Interest of USPB in National Beef shall mean the Percentage Interest of such party and such party’s Affiliates under the partnership agreement of National Beef.

[NOTE: section (b) was struck from the agreement by Miller before signature]

(b)    Purchase From Farmland. USPB acknowledges that National Beef is also a party to a certain Cattle Purchase and Sale Agreement, dated as of December 1, 1997 (the “Farmland Cattle Agreement”), with Farmland, which provides that, to the extent the cattle requirements of the National Beef Business exceed the USPB Cattle Amount, then National Beef shall during the term of the Farmland Cattle Agreement purchase from Farmland, and Farmland shall sell and deliver to National Beef, on an annual basis, the cattle requirements of the National Beef Business in excess of the USPB Cattle Amount (subject to subsection (c) below).

(c)    Excess Production. To the extent that the annual cattle requirements of the National Beef Business exceeds 2,400,000 head of cattle, USPB shall have the right to sell and deliver to National Beef a number of head of cattle equal to such excess requirements multiplied by a percentage equal to USPB’s Percentage Interest in National Beef.

(d)    Scheduling. All sales and deliveries by USPB to National Beef hereunder shall be based on a pre-determined number of head every 30 days. Delivery schedules shall be determined by National Beef on a reasonable basis, consistent with all other provisions of this Agreement, taking into account operational practicalities.

2.    Purchase Price of Cattle. The purchase price for cattle purchased by National Beef under this Agreement shall be an amount determined pursuant to National Beef’s pricing grid, as such pricing grid may be modified or supplemented from time to time by National Beef (provided that such pricing grid shall in any event be at all times no less favorable than any other pricing grid being utilized by National Beef and is competitive with National Beef’s major competitors for purchase of cattle). For purposes of such pricing grid, National Beef shall grade beef derived from cattle purchased hereunder in accordance with standard industry practice. The parties acknowledge and agree that the mini-trial procedure set forth in Section 10(a) is not appropriate for resolution of any disputes relating to such pricing grid, and that any disputes relating to such pricing grid shall be resolved by binding arbitration pursuant to Section 10(b).

3.    Payment of Purchase Price. Cattle purchased hereunder shall be paid for by National Beef on a finish and grade basis consistent with standard industry practice, or on any other basis that is consistent with any other standard industry practice utilized by National Beef with respect to cattle purchased from third parties, and shall in any event be in accordance with applicable law.

4.    Cattle Quality. For purposes of this Agreement, USPB agrees that it shall not deliver to National Beef any cattle that have been condemned by the United States Department of Agriculture (or by any other applicable regulatory authority).

5.    Permits. USPB shall provide National Beef with all permits necessary to qualify USPB’s cattle for interstate shipment, if applicable, in the same manner as required for other cattle purchased by National Beef. Each party otherwise covenants with the other party hereto to perform such party’s obligations hereunder in accordance with all applicable laws.

6.    Weighing and Transportation. All cattle purchased by National Beef from USPB hereunder shall be weighed and transported according to standard industry practice and on the same basis as other cattle purchased by National Beef (or as otherwise mutually determined by the parties through the pricing grid determination process).

7.    Term of Agreement. The term of this Agreement shall commence on the date first written above and shall continue so long as USPB is a partner in National Beef, subject to the following:

(a)    In the event of a material breach of any agreement or covenant of USPB contained in this Agreement, National Beef may give written notice of such breach to USPB and, in the event that such breach is not cured within a period (“USPB’s Cure Period”) of thirty (30) days following such notice of breach by National Beef to USPB, National Beef shall have the right to terminate all rights of USPB under this Agreement upon notice to USPB, provided that such notice of termination is given by National Beef to USPB within thirty (30) days following USPB’s Cure Period, provided, however, that National Beef must continue to purchase and pay for cattle as provided in this Agreement that are delivered by USPB to Farmland National for a period of six (6) months following any such notice of termination.

(b)    In the event of a material breach of any agreement or covenant of National Beef contained in this Agreement with respect to USPB, USPB may give written notice of such breach to National Beef and, in the event that such breach is not cured within a period (“National Beef Cure Period”) of ten (10) days following such notice of breach by USPB to National Beef, USPB shall have the right to terminate all obligations of USPB under this Agreement upon notice to National Beef, provided that such notice of termination is given by USPB to National Beef within thirty (30) days following the National Beef Cure Period, provided, however, that USPB shall continue to deliver cattle to National Beef for a period of six (6) months following such termination if USPB is paid as provided in this Agreement for the cattle delivered.

Notwithstanding the foregoing, the rights of either party to collect applicable damages and to exercise its remedies as provided hereunder shall survive any termination of this Agreement.

8.    Warranties. USPB MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED TO NATIONAL BEEF OTHER THAN AS HEREIN EXPRESSLY PROVIDED, AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SPECIFICALLY (A) MAKES NO WARRANTY AS TO ANY SPECIFIC GRADE OF BEEF TO BE DERIVED FROM ANY CATTLE SOLD HEREUNDER, AND (B) DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

9.    Remedies. If either party shall be in default under this Agreement, the other party may exercise any and all rights and remedies available to such party hereunder, under any applicable Uniform Commercial Code, or otherwise at law or in equity. The rights and remedies afforded to either party hereunder shall be cumulative and in addition to, and not in limitation of, any rights and remedies which such party may otherwise have under applicable law, including any applicable Uniform Commercial Code. The exercise or partial exercise of any right or remedy of either party hereunder or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of such party. No delay or omission on the part of either party in exercising any right hereunder or otherwise shall operate as a waiver of such right. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion. Notwithstanding other provisions of this Section, if a force majeure event occurs precluding National Beef from receiving and/or processing cattle, National Beef must still purchase cattle from USPB as provided under this Agreement.

10.	Dispute Resolution.

(a)    To the fullest extent permitted by law, the parties agree in the event of any alleged breach hereof to submit the dispute for resolution by “mini-trial,” unless either party believes that such procedure is inappropriate for the matter in controversy. Such mini-trial shall be conducted in accordance with the Center for Public Resources (CPR) Mini-Trial Agreement for Business Disputes before a panel consisting of an executive with full decision-making authority from each party and a neutral advisor selected jointly by the parties. Limited discovery shall be permitted as agreed by the parties. The mini-trial shall be conducted in Kansas City, Missouri at an agreed time, place and date. Arguments may be presented by counsel or others as each party deems appropriate. Each party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and exhibits and argument. No recording of the proceeding shall be permitted. The executives may have present and consult with other advisors as deemed appropriate. Such proceeding shall be confidential and, unless a mutually agreeable settlement is reached, no portion of the proceeding shall be used for any purpose in any subsequent proceeding. If a mutually agreeable settlement is reached, the panel shall prepare or cause to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each party and shall be enforceable by and binding upon each party. In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding, any party may initiate arbitration as provided in subsection (b) below. The neutral advisor shall be disqualified as a witness, consultant or expert in any subsequent proceeding.

(b)    In the event any party has determined that the mini-trial procedure is not appropriate or if no mutually agreeable settlement is reached through use of the mini-trial procedure, the dispute shall be resolved by binding arbitration in Kansas City, Missouri in accordance with the rules of the Uniform Arbitration Act. Such arbitration shall be initiated by a party by notifying the other party in the same manner as a summons or by registered mail return receipt requested and requesting a panel of five arbitrators from the American Arbitration Association. Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains (alternating between the parties). Such individual shall be the arbitrator for the controversy. The party requesting the arbitration shall notify the arbitrator in the same manner as a summons or by registered mail return receipt requested who shall hold a hearing(s) within sixty (60) days of the notice. To the fullest extent permitted by law, reasonable discovery, including depositions, shall be permitted. Discovery issues shall be decided by the arbitrator. Post-hearing briefs shall be permitted. The arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing(s). Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees for such arbitration will be divided equally among the parties.

11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, five days after mailed by certified mail with postage paid and return receipt requested, or sent by facsimile transmission to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as such party shall designate in a notice given pursuant to this Section):

(a) If	to National Beef, to:

Farmland National Beef Packing Company, L.P.

10100 North Executive Hills Boulevard

Kansas City, Missouri 64153

Facsimile: (816) 459-5961

(b) If	to USPB, to:

Steven D. Hunt, CEO

U.S. Premium Beef, Ltd.

1107 Hylton Heights Road

Manhattan, KS 66505

Facsimile: (785) 539-6383

with a copy to:

Doherty, Rumble & Butler

Attn: Mr. Mark J. Hanson

2800 Minnesota World Trade Center

30 East 7th Street

St. Paul, MN 55101-4999

Facsimile: (612) 291-9313

12.    Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties as to the subject matter hereof. This Agreement may not be modified except in writing, signed by the parties hereto, that specifically references this Agreement.

13.    Assignment. This Agreement may not be assigned by any party without prior written consent of the other parties; provided, however, that any party may assign their rights herein and hereto to any lender that may provide financing to such party. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

14.    Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas. The parties hereto hereby agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law. This Agreement and the transactions contemplated hereunder constitute commercial, and not consumer, transactions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of December, 1997.

FARMLAND NATIONAL BEEF PACKING COMPANY, L.P.

By:	/s/ Gary E. Evans
Title: Executive Vice President, Farmland Industries, Inc.

U.S. PREMIUM BEEF, LTD.

By:	/s/ Steven D. Hunt
Title: Chief Executive Officer, U.S. Premium Beef, Ltd.